Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax
News Release
Exhibit 99.2
Soft North American Pool Equipment Market and Distributor Inventory Adjustments
Prompt Pentair to Revise EPS Guidance for Third Quarter 2006 and FY 2006
Golden Valley, Minn. — September 26, 2006 — Pentair (NYSE: PNR) today said that it has revised its earnings per share (EPS) guidance from Continuing Operations for the third quarter 2006 and full year 2006. The revision reflects the impacts of the soft pool equipment market and resulting distributor inventory adjustments, as pool equipment customers draw down existing inventories, on the performance of the Company’s Pool & Spa business. The revised guidance takes into consideration the performance of Pentair’s other Water businesses and the Technical Products Group, which is consistent with previous expectations.
“Third quarter 2006 Pool & Spa business sales are projected to be flat with 2005 levels and approximately $20 million lower than mid-year expectations. This adjustment reflects the effect of the housing slow-down on spa and bath markets and on new pool starts, and the resulting channel inventory adjustments due to reduced pool equipment demands,” said Randall J. Hogan, Pentair chairman and chief executive officer. “Fourth quarter 2006 pool equipment sales are projected to be lower than previous expectations and below 2005 levels,” Hogan added. The Company said that fourth quarter 2005 pool equipment sales were especially strong due to the success of its early buy program, an incentive program to level-load production during the traditionally slowest time of the year.
“Given the inventory draw-down we are now experiencing, as well as continued softness in key pool equipment markets, particularly Florida and Southern California, sales from the fourth quarter 2006 early buy program are now projected to be below our previous expectations and $30 to $60 million lower than the fourth quarter 2005,” Hogan said. “While we continue to monitor conditions closely, we believe this inventory draw-down will be essentially complete by the end of the fourth quarter and, thereafter, we should track more closely to the market,” he added.
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Pentair also said it does not currently expect economic conditions during the fourth quarter will worsen to the point that the Company’s commercial, industrial and municipal markets will be affected. Hogan stated: “We believe the expected inventory draw-downs are short-term, and that the pool equipment business remains attractive long-term. However, given current conditions, we are repositioning the pool business for improved performance in this uncertain environment and redoubling our efforts to reduce costs and accelerate growth in all of our Water businesses.”
Actions to Address Current Conditions
The Company announced several actions being implemented in response to current market conditions. “First, we are streamlining the leadership structure at the corporate and business segment levels. This new structure will more effectively deploy leadership, create greater efficiencies and generate savings,” Hogan said. “Second, we are driving for margin improvements in the Water businesses through the aggressive deployment of lean enterprise disciplines, and by sourcing and manufacturing in low cost countries.
“We are also incurring a one-time charge of approximately $17 million for severance costs in the Water Group and Corporate, and to increase reserves for accounts receivable, inventory and warranty in the Pool & Spa business,” Hogan said.
In a separate news release issued today, Pentair announced the appointment of Michael V. Schrock as president and chief operating officer for the company, and the departure of Charles M. Brown, former president and chief operating officer for the Pump and Pool & Spa businesses.
Hogan said, “Based on these actions and our ongoing initiatives to increase productivity while delivering high quality products and customer service, we expect to generate $35 million of profit improvements in 2007. Our global Water and Technical Products businesses serve a broad range of markets, and I believe the long-term prospects of Pentair remain positive.”
Revised 2006 Earning Guidance
The Company said it is revising third quarter 2006 EPS guidance to a range of $0.30 to $0.32 including the charge of approximately $17 million (approximately ($0.11) of EPS), and the impact of lower volume in the Pool & Spa business. The Company’s previously issued guidance for the third quarter 2006 EPS was $0.46 to $0.50.
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In addition, the Company said that it is also revising fourth quarter 2006 EPS guidance to a range of $0.33 to $0.35, as compared to the Company’s previous fourth quarter 2006 EPS guidance of $0.53 to $0.59. This results in revised full-year EPS guidance from Continuing Operations of between $1.72 and $1.76.
According to Pentair, reduced income from operations, together with fewer receivable pre-payments from lower participation in the Pool early buy program, has also prompted the Company to reduce its 2006 free cash flow estimate to a range of between $170 and $180 million from its previous estimate of $200 million. Hogan said the company remains committed to its long term goal of achieving free cash flow equal to 100 percent conversion of net income.
The Company also announced it will provide 2007 EPS guidance when it announces third quarter 2006 financial results on Tuesday, October 24, 2006.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to successfully appeal and limit damages payable arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and, pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair, Inc. (NYSE: PNR) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water.
Pentair’s Technical Products Group is a leader in global enclosures and thermal management markets, designing and manufacturing thermal
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management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair employs approximately 15,000 people worldwide.

Pentair Contacts:
Rachael Jarosh	Mark Cain
Corporate Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com